Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258936
PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated April 13, 2022)

MATTERPORT, INC.

89,156,827 Shares of Class A Common Stock
and
1,707,886 Warrants to Purchase Shares of Class A Common Stock

This prospectus supplement further supplements and updates the prospectus dated April 13, 2022, relating to (i) the resale of 89,157,827 shares of Class A common stock, par value $0.0001 per share (the “common stock” or “Matterport common stock”), by the selling securityholders named in the prospectus and the resale of up to 1,707,886 of our outstanding warrants originally issued in a private placement concurrent with the initial public offering of Matterport, Inc., a Delaware corporation (f/k/a Gores Holdings VI, Inc.).

This prospectus supplement incorporates into such prospectus the information contained in the attached Amendment No. 1 to our Annual Report on Form 10-K (the “Amendment”), which was filed with the Securities and Exchange Commission on May 17, 2022.

Our common stock trades on The Nasdaq Global Market (the “Nasdaq”) under the ticker symbol “MTTR”. On May 17, 2022, the closing sale price of our common stock as reported by Nasdaq was $5.21 per share.
Investing in shares of our common stock or warrants involves risks that are described in the “Risk Factors” section of the prospectus.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 18, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
FORM 10-K/A
(Amendment No. 1)
____________________________
(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2021
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from ____________ to ____________
Commission file number 001-39790
____________________________
MATTERPORT, INC.
(Exact name of registrant as specified in its charter)
____________________________

Delaware	85-1695048
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

352 East Java Drive,
Sunnyvale, California 94089
(Address of Principal Executive Offices, including zip code)
(650) 641-2241
(Registrant's telephone number, including area code)
N/A
(Former name, former address and former fiscal year, if changed since last report)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.0001 per share	MTTR	The Nasdaq Stock Market
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	MTTRW	The Nasdaq Stock Market
Securities registered pursuant to Section 12(g) of the Act: None
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.
Yes ☐ No ☒
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.
Yes ☐ No ☒
Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports); and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐
Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C.
7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐ No ☒
The aggregate market value of voting and non-voting stock held by non-affiliates of Gores Holdings VI, Inc. (“GHVI”), our predecessor, on June 30, 2021, based on the closing price of $16.21 for shares of GHVI Class A common stock, was approximately $699.1 million. Shares of common stock beneficially owned by each executive officer, director, and holder of more than 10% of GHVI’s common stock have been excluded in that such persons may be deemed to be affiliates of GHVI.
The number of shares registrant’s common stock outstanding as of March 11, 2022 was 280,814,312.
Auditor: PricewaterhouseCoopers LLP, Atlanta, Georgia, Firm ID: 238

EXPLANATORY NOTE

This Amendment No. 1 on Form 10-K/A (this “Amendment”) amends and restates Part III, Item 11—Executive Compensation and supplements Part IV, Item 15 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 of Matterport, Inc. (the “Company”) as filed with the U.S. Securities and Exchange Commission (“SEC”) on March 18, 2022 (the “2021 Form 10-K”). The purpose of this Amendment is (i) to correct the identities of our named executive officers and correct the information related to our named executive officers as presented in Part III, Item 11—Executive Compensation and (ii) to provide additional exhibits listed in Part IV, Item 15—Exhibits, Financial Statement Schedules. In addition, as required by Rule 12b-15 under the Securities Exchange Act of 1934, as amended, new certifications by the Company’s principal executive officer and principal financial officer are filed as exhibits to this Amendment.

No attempt has been made in this Amendment to modify or update the other disclosures presented in the 2021 Form 10-K. This Amendment does not reflect events occurring after the filing of the 2021 Form 10-K (i.e., occurring after March 18, 2022) or modify or update those disclosures that may be affected by subsequent events. Such subsequent matters are addressed in subsequent reports filed with the SEC. Accordingly, this Amendment should be read in conjunction with the 2021 Form 10-K and the Company’s other filings with the SEC.

Part III
Item 11. Executive Compensation

The following is a discussion of the material components of the executive compensation program for our named executive officers. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis Section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. Throughout this section, unless otherwise noted, “the Company,” “we,” “us,” “our” and similar terms refer to Legacy Matterport prior to the Merger, and to Matterport, Inc. following the Merger.

We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. In 2021, our “named executive officers” and their positions were as follows:
•R.J. Pittman, our Chief Executive Officer;
•James D. Fay, our Chief Financial Officer;
•Jay Remley, our Chief Revenue Officer, and
•Japjit Tulsi, our Chief Technology Officer
2021 Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the fiscal years presented.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Options Awards ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
R.J. Pittman	2021	390,000	—	—	157,368,502	163,691	—	157,922,193
Chief Executive Officer	2020	375,000	—	—	—	152,859	—	527,859
James D. Fay	2021	368,000	—	—	67,887,128	198,869	—	68,453,997
Chief Financial Officer	2020	360,500	—	248,750	—	162,356	4,807	776,413
Jay Remley	2021	292,500	—	—	41,768,989	303,068	—	42,364,557
Chief Revenue Officer
Japjit Tulsi	2021	282,500	50,000	—	36,459,347	119,683	—	36,911,530
Chief Technology Officer	2020	254,506	50,000	756,000	—	87,429	—	1,147,935
(1) Amount represents the remaining 50% of Mr. Tulsi’s sign-on bonus that was paid to him in January 2021 pursuant to his employment offer letter with us.
(2) Amounts represent the aggregate grant date fair value of restricted stock units (“RSUs”) granted to our named executive officers in 2021, computed in accordance with ASC Topic 718. Amounts also represent the grant date fair value, computed in accordance with ASC Topic 718, of certain earn-out shares that the named executive officers became eligible to receive upon the closing of the Merger in 2021 in respect of their Legacy Matterport equity awards if a triggering event (as discussed below) occurred within a certain period of time following the consummation of the Merger, subject to the applicable executive’s continued service through the time of such triggering event. The terms and conditions applicable to the earn-out shares are described below under “—Narrative to Summary Compensation Table —Compensation in Connection with the Merger.” We have determined that the contingent obligation to issue the earn-out shares to service providers (including our named executive officers) who were holders of outstanding equity awards of Legacy Matterport as of the consummation of the Merger falls within the scope of ASC Topic 718 for stock-based compensation transactions, because the equity award holders were required to continue providing services until the occurrence of the applicable triggering event. Assumptions used to calculate the foregoing amounts are included in Item 8 Note 14 included in this Annual Report.
(3) Amounts represent bonuses earned under our annual bonus plan for 2021. For additional information on these amounts, see “—Narrative to Summary Compensation Table – 2021 Bonuses” below.

Narrative to the Summary Compensation Table
2021 Salaries
The named executive officers receive a base salary to compensate them for services rendered to our Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. In April 2021, Mr. Pittman’s base salary was increased from $375,000 to $395,000, Mr. Fay’s base salary was increased from $360,500 to $370,500, Mr. Remley’s base salary was increased from $285,000 to $295,000, and Mr. Tulsi’s base salary was increased from $275,000 to $285,000.
Our board of directors and compensation committee may adjust the base salaries of our named executive officers from time to time in their discretion.
2021 Bonuses
We maintained an annual performance-based cash bonus program for 2021 in which each of our named executive officers participated. Bonus payments under the 2021 bonus program were determined based on achievement of certain corporate and individual performance goals approved by our board, subject to the recipient’s continued employment through the payment date. Each named executive officer’s target bonus under the 2021 bonus program was expressed as a percentage of base salary, as follows: Mr. Pittman: 30%; Mr. Fay: 35%; Mr. Remley: 100%; and Mr. Tulsi: 30%.
Under our 2021 bonus program, named executive officers were eligible to earn up to 50% of their respective target bonuses on a quarterly basis (i.e., 12.5% per quarter) based on the attainment of quarterly Company revenue, business unit performance and operational efficiency performance goals (weighted at one-third each), with any earned bonus paid following the end of the applicable calendar quarter. Named executive officers were eligible to earn the remaining 50% of their respective target bonuses on an annual basis based on the attainment of annual Company revenue, business unit performance and operational efficiency performance goals (weighted at one-third each) and the attainment of individual performance metrics, with any such earned bonus paid following the end of calendar year 2021. The actual aggregate bonuses paid to our named executives under our 2021 bonus program, as determined by our compensation committee based on the level at which the applicable corporate and individual performance goals were attained, are set forth above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”
Our board of directors and compensation committee may adjust the target bonus opportunities of our named executive officers from time to time in their discretion.
2021 Equity Compensation
Prior to 2021, we historically granted stock options to our named executive officers under our Amended and Restated 2011 Stock Incentive Plan. In connection with the closing of the Merger, we adopted our 2021 Incentive Award Plan (the “2021 Plan”) and Employee Stock Purchase Plan, and granted restricted stock units (“RSUs”) to our named executive officers under the 2021 Plan. We grant equity awards to our named executive officers in order to attract and retain them, as well as to align their interests with the interests of our stockholders.
In October 2021, we granted Mr. Pittman an award of 7,471,228 RSUs, Mr. Fay an award of 3,481,034 RSUs, Mr. Remley an award of 2,088,621 RSUs, and Mr. Tulsi an award of 1,740,517 RSUs, in each case, under the 2021 Plan. Each RSU represents the right to receive one share of our Class A common stock upon vesting. Each award vests as to 1/16th of the underlying RSUs on each quarterly anniversary of July 15, 2021, subject to the applicable executive’s continued service through the applicable vesting date. Under each award, if we undergo a change in control and the applicable executive’s employment is terminated by us or a successor entity without “cause” (as defined in the applicable award agreement) or such executive resigns due to certain material adverse changes to the executive’s position, work location, base compensation or working conditions, in either case, within 12 months following such change in control, then the award shall vest as to the number of RSUs that would have otherwise vested over the 12 months following such executive’s date of termination.

Compensation in Connection with the Merger

Pursuant to the terms of the Merger Agreement, upon the closing of the Merger, each holder of outstanding Legacy Matterport equity awards immediately before the consummation of the Merger, including our named executive officers, became entitled to receive their respective pro rata shares of up to 23,460,000 additional shares of our Class A common stock (the “earn-out shares”), subject to the holder’s continued employment or service through the applicable triggering events described below. The earn-out shares were comprised of six equal tranches, which became earned and issuable during the period beginning on the 180th day following the Closing and ending on the fifth anniversary of such date if (i) the common share price (as defined below) exceeded $13.00, $15.50, $18.00, $20.50, $23.00, and $25.50, or (ii) we consummated a change in control transaction that resulted in the holders of the Company common stock receiving a per share price equal to or in excess of the price targets above. The “common share price” means the share price equal to the volume weighted average price of the Company’s Class A common stock for a period of at least 10 days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination. The values of the maximum earn-out shares that each named executive officer was eligible to earn in respect of outstanding Legacy Matterport equity awards held at the time of the Merger are included above in the Summary Compensation Table in the column entitled “Stock Awards” and below in the Outstanding Equity Awards at Fiscal Year-End table. In January 2022, all triggering events occurred, and all earn-out shares (less applicable withholding taxes) were issued on February 1, 2022 to all eligible recipients.

Other Elements of Compensation
Retirement Plans
We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2020, we made discretionary matching contributions in respect of certain contributions made by participants in the 401(k) plan (up to a specified percentage of the employee contributions), and any such matching contributions become fully vested after an employee has provided two years of service. We did not make any matching contributions under the 401(k) plan in 2021. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•medical, dental and vision benefits;
•medical and dependent care flexible spending accounts;
•short-term and long-term disability insurance; and
•life insurance
We believe the perquisites described above are appropriate to provide a competitive compensation package to our named executive officers.

No Tax Gross-Ups
We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our Company.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the outstanding equity awards held by our named executive officers as of December 31, 2021:

				Option Awards				Stock Awards
Name	Grant Date	Vesting Start Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
R.J. Pittman	03/21/2019	12/3/2018	(2) (3)(5)	11,526,565	—	0.66	3/21/2029	—	—	—	—
	03/21/2019	—	(4)	866,597	—	0.66	3/21/2029	—	—	—	—
	03/21/2019	12/3/2018	(2)(5)	454,329	151,444	0.66	3/21/2029	—	—	—	—
	07/22/2021	07/22/2021	(8)	—	—	—	—	—	—	1,440,701	29,736,069
	10/1/2021	07/15/2021	(6)(7)	—	—	—	—	7,004,277	144,568,277	—	—
James D. Fay	10/5/2017	09/11/2017	(2)	1,473,881	—	0.35	10/05/2027	—	—	—	—
	10/14/2020	10/14/2020	(2)(9)	125,213	364,728	1.14	10/14/2030	—	—	—	—
	07/22/2021	07/22/2021	(8)	—	—	—	—	—	—	238,779	4,928,399
	10/1/2021	07/15/2021	(6)(7)	—	—	—	—	3,263,470	67,358,021	—	—
Jay Remley	10/23/2019	07/8/2019	(2)(6)	1,230,677	806,306	0.66	10/22/2029	—	—	—	—
	07/22/2021	07/22/2021	(8)	—	—	—	—	—	—	225,763	4,659,748
	10/1/2021	07/15/2021	(6)(7)	—	—	—	—	1,958,083	40,414,833	—	—
Japjit Tulsi	02/6/2020	01/21/2020	(2)(6)	1,381,675	1,501,821	0.66	2/06/2030	—	—	—	—
	07/22/2021	07/22/2021	(8)	—	—	—	—	—	—	319,584	6,596,214
	10/1/2021	07/15/2021	(6)(7)	—	—	—	—	1,631,735	33,679,010	—	—
(1) Amount determined by multiplying the number of RSUs or earn-out shares that have not vested or been earned, respectively, by $20.64, the closing price of our Class A common stock on December 31, 2021.
(2) Represents an option vesting with respect to 25% of the shares subject to the option on the first anniversary of the vesting start date, and with respect to 1/48th of the shares subject to the option monthly thereafter, subject to the applicable executive’s continued service through the applicable vesting date.
(3) Represents an option that may be exercised as to all of the shares subject thereto before vesting, with any shares purchased subject to the Company’s right of repurchase at the original exercise price upon a termination of service, which repurchase right lapses in accordance with the option vesting schedule (described in Note (2) above).
(4) This option vested in full upon the closing of the Merger.
(5) (i) If the Company undergoes a change in control and the executive’s employment is terminated without “cause” (as defined in the executive’s offer letter) in connection with or following the change in control, the option shall vest in full, and (ii) if the Company undergoes a change in control and executive resigns his employment for “good reason” (as defined in the executive’s offer letter) in connection with or following the change in control, or the executive’s employment is terminated without “cause” other than in connection with or following a change in control, the option shall vest as to the number of shares that would have vested over the 12 months following the executive’s date of termination. Additionally, if the Company undergoes a change in control and the successor entity does not assume or substitute the option, the executive remains in continued employment with us through the closing of the change in control, and the executive’s employment with the successor entity does not continue following the change in control (other than due to the executive’s resignation without “good reason”), then the option shall vest immediately prior to the change in control to the same extent such option would have vested upon the executive’s termination of employment.
(6) If the Company undergoes a change in control and the executive’s employment is terminated by us or a successor entity without “cause” (as defined in the applicable award agreement) or the executive resigns due to certain material adverse changes to the executive’s position, work location, base compensation or working conditions, in either case, within 12 months following such change in control, then the award shall vest as to the number of shares that would have vested over the 12 months following the executive’s date of termination.
(7) Represents an RSU award vesting with respect to 1/16th of the total RSUs subject thereto on each quarterly anniversary of the vesting start date, subject to the applicable executive’s continued service through the applicable vesting date.

(8) Represents earn-out shares that were issuable in respect of Legacy Matterport equity awards pursuant to the Merger Agreement during the period beginning on the 180th day following the Closing and ending on the fifth anniversary of such date, if the Common Share Price exceeded $13.00, $15.50, $18.00, $20.50, $23,00 and $25.50, subject to continued service through the triggering event. Pursuant to the Merger Agreement, Common Share Price means the share price equal to the volume weighted average price of the Matterport Class A Stock for a period of at least 10 days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination. The earn-out shares were subject to early release if a change of control of the Company occurred that resulted in the holders of the Company common stock receiving a per share price equal to or in excess of the price targets above. In January 2022, all triggering events occurred, and all earn-out shares (less applicable withholding taxes) were issued on February 1, 2022 to all eligible recipients.
(9) If the Company undergoes a change in control and the executive’s employment is terminated by us or a successor entity without “cause” or the executive resigns due to certain material adverse changes to the executive’s position, work location, base compensation or working conditions at any time following such change in control, then the option shall fully vest.

Executive Compensation Arrangements
Offer of Employment Letters
During 2021, we were party to employment offer letters with Messrs. Pittman, Fay, Remley and Tulsi, the material terms of which are summarized below.
Mr. Pittman’s Offer Letter
We entered into an employment offer letter with Mr. Pittman in November 2018, pursuant to which Mr. Pittman serves as our Chief Executive Officer. Mr. Pittman’s offer letter sets forth the terms and conditions of his initial employment, including his initial base salary, target annual bonus opportunity and terms of his initial stock option grants.
Under his offer letter, if Mr. Pittman’s employment with us is terminated without “cause” (as defined therein), then he will be eligible for the following severance benefits: (i) continued payment of his then-current base salary for 12 months, (ii) reimbursements for the cost of COBRA premiums for up to 12 months, and (iii) accelerated vesting as to the number of shares underlying each outstanding equity award that would have vested over the 12 months following the date of termination. Mr. Pittman will also be eligible for the foregoing accelerated vesting upon a termination of his employment due to his death or disability. The foregoing severance benefits are subject to Mr. Pittman (or his estate) executing and not revoking a general release of claims in favor of us and returning all Company property to us upon his termination.
Additionally, if the Company undergoes a change in control and the successor entity does not assume or substitute Mr. Pittman’s outstanding equity awards, he remains in continued employment with us through the closing of the change in control, and Mr. Pittman’s employment with the successor entity does not continue following the change in control (other than due to his resignation without “good reason” (as defined in the offer letter)), then equity awards shall vest immediately prior to the change in control to the same extent such awards would have vested upon Mr. Pittman’s termination of employment.
Mr. Fay’s Offer Letter
We entered into an employment offer letter with Mr. Fay in July 2017, pursuant to which Mr. Fay serves as our Chief Financial Officer. Mr. Fay’s offer letter sets forth the terms and conditions of his initial employment, including his initial base salary, target annual bonus opportunity, an initial stock option grant, and eligibility to participate in our employee benefit plans.
Under his offer letter, if Mr. Fay’s employment with us is terminated without “cause” (as defined in the option agreement evidencing the stock option granted to him on October 5, 2017) or he resigns due to certain material adverse changes to his position, work location, base compensation or working conditions (an “Involuntary Termination”) within 24 months following a change in control of the Company, then he will be eligible for the following severance benefits: (i) an amount equal to three months of his base salary, and (ii) an amount equal to his target annual bonus for the year of termination, prorated based on the period during which Mr. Fay was employed during such year (plus an additional three months). Additionally, if Mr. Fay experiences an Involuntary Termination at any time following a change in control of the Company, all of his then-outstanding Company stock options will fully vest.

Alternatively, if Mr. Fay experiences an Involuntary Termination before or more than 24 months after a change in control of the Company, he will be eligible to receive three months of his continued base salary, subject to his execution of a release of claims in favor of us.

Mr. Remley’s Offer Letter
We entered into an employment offer letter with Mr. Remley in July 2019, pursuant to which Mr. Remley serves as our Chief Revenue Officer. Mr. Remley’s offer letter sets forth the terms and conditions of his initial employment, including his initial base salary, target annual bonus opportunity, an initial stock option grant, and eligibility to participate in our employee benefit plans.

Mr. Tulsi’s Offer Letter
We entered into an employment offer letter with Mr. Tulsi in January 2020, pursuant to which Mr. Tulsi serves as our Chief Technology Officer. Mr. Tulsi’s offer letter sets forth the terms and conditions of his initial employment, including his initial base salary, target annual bonus opportunity, an initial stock option grant, and eligibility to participate in our employee benefit plans. Mr. Tulsi’s offer letter also provides for the payment of a sign-on bonus of $100,000, with 50% of such bonus paid in July 2020 and the remaining 50% paid in January 2021.
Director Compensation
Before the Merger, we did not maintain a formal non-employee director compensation program; however, we previously granted stock options to non-employee directors from time to time. Additionally, we reimbursed our non-employee directors for their reasonable expenses incurred in attending meetings of our board and its committees. None of our non-employee directors received any cash, equity, or other compensation for their services in 2021. As of December 31, 2021, Mike Gustafson held an option covering 475,645 shares of our Class A common stock, and none of our other non-employee directors held Company equity awards as of December 31, 2021.
Mr. Pittman receives no additional compensation for his service as a director, and the compensation provided to him during 2021 as an employee is set forth in the Summary Compensation Table above.
In February 2022, our board of directors adopted a non-employee director compensation program (the “Director Compensation Program”), which provided our non-employee directors with fixed annual cash retainer fees as well as equity incentive awards for their service on the Board, as summarized below.
Under the Director Compensation Program, commencing January 1, 2022, each non-employee director receives an annual cash retainer of $30,000. The members of the following committees receive additional annual cash retainers in the amounts set forth below, depending on whether the member serves as chairperson of the committee:

	Chair	Non-Chair
Audit Committee	$20,000	$10,000
Compensation Committee	$14,000	$7,000
Nominating and Corporate Governance Committee	$8,000	$4,000
All cash retainers are paid quarterly in arrears within 30 days following the end of the applicable quarter (and prorated for partial service during a quarter).
Upon a non-employee director’s initial appointment or election to our Board, the director will automatically be granted an award of a number of RSUs calculated by dividing (a) $350,000 by (b) the average closing trading price of our Class A common stock over the 30 consecutive trading days ending with the trading day immediately preceding the grant date (an “Initial Award”). Each Initial Award will vest as to one-third of the total RSUs on each anniversary of the grant date, subject to continued service on the Board through each applicable vesting date.

Additionally, on the date of each annual stockholders meeting, each non-employee director who serves immediately before and will continue to serve immediately after the meeting will be automatically granted an award of a number of RSUs calculated by dividing (a) $175,000 by (b) the average closing trading price of our Class A common stock over the 30 consecutive trading days ending with the trading day immediately preceding the grant date (the “Annual Award”). Each Annual Award will vest on the earlier of (i) the first anniversary of the grant date, or (ii) immediately before our next annual stockholders meeting following the grant date, subject to continued service on the Board through the applicable vesting date.
If we undergo a change in control, each Initial Award and Annual Award then-held by a non-employee director will vest in full immediately before such change in control if the non-employee director will not continue on the board of directors of the successor company following such change in control.

Part IV
Item 15. Exhibits and Financial Statement Schedules.

(b) The following documents are filed with this report:

Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

10.16	Offer Letter, dated June 17, 2019, by and between Matterport, Inc. and Jay Remley.					*

31.1	Certification of Principal Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.					*

31.2	Certification of Principal Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.					*
_____________
*    Filed herewith
+ Indicates a management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MATTERPORT, INC.

Date: May 17, 2022	By:	/s/ R.J. Pittman
R.J. Pittman
Chief Executive Officer
(Duly Authorized Officer and Principal Executive Officer)